Exhibit 10.2

STOCKHOLDERS’ AGREEMENT

DATED AS OF JULY 3, 2023

BETWEEN

KODIAK GAS SERVICES, INC.

AND

FRONTIER TOPCO PARTNERSHIP, L.P

i

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is entered into as of July 3, 2023 between Kodiak Gas Services, Inc., a Delaware corporation (the “Company”), and Frontier TopCo Partnership, L.P., a Delaware limited partnership (the “Investor”).

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Investor wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Board Observer” has the meaning set forth in Section 2.2

“Change of Control” means: (i) an acquisition by any Person or group of Persons of equity securities of the Company, whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such Person or group of Persons (other than the Investor or its Affiliates or a wholly-owned Subsidiary of the Company) has, or would have, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the combined equity securities or voting power of the Company; (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, directly or indirectly, to any Person or group of Persons (other than the Investor, its Affiliates or a wholly-owned Subsidiary of the Company) in a transaction or series of transactions; or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Company and any other Person or group of Persons; unless, in the case of clause (iii) of this definition both (1) the existing stockholders, immediately prior to such transaction or the first transaction in such series of transactions, will Beneficially Own more than fifty percent (50%) of the combined equity securities or voting power of the Company (or, if the Company will not be the surviving entity in such transaction or series of transactions, such surviving entity) immediately after such transaction or series of transactions and (2) individuals who are directors, immediately prior to such transaction or the first transaction in such series of transactions, will be entitled to cast at least a majority of the votes of the Board (or the board of managers or equivalent body of such surviving entity, as the case may be) after the closing of such transaction or series of transactions. As used in this definition of Change of Control, the term “group” shall have the same meaning of such term is used in Rule 13d-5 of the United States Securities Exchange Act of 1934, as amended. For the avoidance of doubt, this definition of Change of Control shall not include an initial public offering.

“Closing Date” means the date of the closing of the IPO.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted..

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 3.3.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investor” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means, with respect to the Investor, a Transferee of shares of Common Stock or a Transferee that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1	Election of Directors.

(a) Following the Closing Date, the Investor shall have the right (but not the obligation) pursuant to this Agreement to designate or nominate to the Board, (i) two (2) Directors, for so long as the Investor Beneficially Owns, directly or indirectly, thirty-five percent (35%) or more of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors ; and (ii) one (1) Director, for so long as the Investor Beneficially Owns, directly or indirectly, ten percent (10%) or more, but less than thirty-five percent (35%), of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

(b) If at any time the Investor has designated fewer than the total number of individuals that the Investor is then entitled to designate pursuant to Section 2.1(a) hereof, the Investor shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the appointment or election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the appointment or election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Investor shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as an “Investor Designee.”

(c) So long as the Investor is entitled to designate one or more designees pursuant to Section 2.1(a), the Investor shall have the right to request the removal of any Investor Designee (with or without cause) nominated by the Investor, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all necessary action to cause such removal.

(d) In the event that a vacancy is created or exists at any time by the death, disability, retirement, removal or resignation of any Investor Designee or as a result of the Investor not yet designating a Person to fill such vacancy or Board seat, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Investor, and the Company shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same, including by taking Board action to appoint such Investor Designee to the Board to fill such vacancy.

(e) The Company shall, to the fullest extent permitted by Law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors, the Persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(f) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the certificate of incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock) shall require the prior written consent of the Investor, and any increase in the Total Number of Directors shall result in a corresponding increase in the number of Investor Designees the Investor is entitled to designate, appoint, elect or otherwise place on the Board pursuant to Section 2.1(a) hereof as is necessary to maintain the appropriate percentage representation on the Board by the Investor Designees.

2.2 Observer Rights. So long as Investor is entitled to designate or nominate to the Board at least one Director pursuant to Section 2.1(a), Investor shall have the right to appoint the number of individuals equal to the number of Directors Investor is so entitled to designate or nominate to attend all meetings of the Board in a non-voting, observer capacity (each, a “Board Observer”). The Board Observer shall be entitled to (i) be given notice by the Company of any meeting of the Board at the same time as the Directors, (ii) be present at all meetings of the Board; (iii) receive copies of all minutes of Board meetings and (iv) receive copies of any reports, minutes or other documents distributed to the Board at the time such materials are given to the Directors. Prior to such appointment, the Board Observer shall cooperate in good faith with the Company to enter into a reasonable and customary confidentiality agreement with respect to confidential materials received by the Board Observer in such person’s capacity as such. The Company shall reimburse the Board Observer for all reasonable out-of-pocket expenses (including travel and lodging) incurred in connection with such person’s attendance at meetings of the Board.

2.3 Investor Negative Control Rights. For so long as the Investor Beneficially Owns thirty-five percent (35%) or more of the outstanding Common Stock, then the following actions shall require the approval of the Investor:

(a) any increase or decrease in the Total Number of Directors;

(b) any amendment, restatement, modification or waiver of the certificate of incorporation or bylaws of the Company;

(c) any entry by the Company or any of its material Subsidiaries into voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party;

(d) the consummation of a Change of Control;

(e) the incurrence by the Company and its Subsidiaries of debt for borrowed money (or liens securing such debt) in excess of $50.0 million, including incremental incurrences under existing debt facilities;

(f) any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance in excess of $25.0 million of any equity securities of any kind of the Company or its Subsidiaries (other than pursuant to any equity compensation plan of the Company approved by the compensation committee of the Board or the issuance of equity securities of a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company), including any designation of the rights (including special voting rights) of one or more classes of preferred stock of the Company;

(g) any modification to the Company’s dividend policy; and

(h) any sale, transfer or other disposition of the Company’s assets not made in the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $100.0 million.

2.4 Expense Reimbursement. The Company and its Subsidiaries shall reimburse the Investor for all reasonable, out-of-pocket fees and expenses incurred in connection with: (a) conducting the activities of the Board and its committees, or (b) material transactions approved by the Board such as public offerings, private placements, financings, amendments to this Agreement, recapitalizations and any transactions that would involve a Change of Control; provided that in the case of clause (b), such fees and expenses shall be reimbursed only if incurred in connection with the modification of Investor’s rights and obligations solely as a stockholder and as a result of the consummation of any such material transaction.

ARTICLE III

INFORMATION

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, permit the Investor and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Investor without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Investor, at its request:

(a) As soon as available, but not later than thirty (30) days after the end of each calendar month the Company will provide the Investor a monthly report that will include the following information: (i) a monthly and year-to-date summary unaudited balance sheet and the related statements of income, equity and cash flows of the Company and its consolidated Subsidiaries for such periods with a comparison to the comparable periods’ budget, (ii) a summary description of the business activities that took place during such period along with the operating and financial performance of the Company for such monthly period and the year to date, including an explanation of any material discrepancies or variances from the comparable periods’ budgets referenced in clause (i), and (iii) such other information as the Investor shall reasonably request; provided, that any information requested pursuant to the foregoing clause (iii) shall be provided as soon as available, but not later than the later of (x) fifteen (15) days from the date of such request or (y) thirty (30) days after the end of such calendar month to which the requested information pertains;

(b) As soon as available, but not later than sixty (60) days after the end of each calendar quarter (excluding each calendar quarter ending December 31), the Company will provide the Investor with the Company’s consolidated unaudited balance sheet and the related unaudited statements of income, equity and cash flows as of the end of such immediately preceding calendar quarter, in each case, prepared in accordance with GAAP;

(c) As soon as available, but not later than 105 days after the end of each fiscal year, the Company will provide the Investor with the Company’s audited consolidated balance sheet and the related audited consolidated statements of income, equity and cash flows for such fiscal year, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of an independent public accountant of nationally recognized standing; and

(d) Notwithstanding the foregoing, the Company will be deemed to have delivered such information referred to in this Section 3.2 to the Investor for all purposes of this Agreement if the Company has filed reports containing such information with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this Section 3.2 shall be deemed satisfied and the Company will be deemed to have delivered such information referred to in this Section 3.2 to the Investor for all purposes of this Agreement by the posting of reports that would be required to be provided on the Company’s website. The Investor shall have no obligation to monitor whether the Company posts such reports, information and documents on its website or the SEC’s EDGAR service, or collect any such information from the Company’s website or the SEC’s EDGAR service. Further, that, the Investor may request that the Company not provide any of the information required pursuant to clauses (a), (b) and (c) of this Section 3.2 if such information is reasonably expected to contain any material non-public information (within the meaning of U.S. federal securities Laws).

3.3 Disclosure of Information. The Investor acknowledges that they shall receive information from or regarding the Company and its Subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Company or Persons with which the Company conducts business. The Investor shall hold in strict confidence any Confidential Information that it receives pursuant to this Agreement, and the Investor shall not disclose such Confidential Information to any Person (including any Affiliates) other than a Director or officer of the Company, or otherwise use such information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s and its Subsidiaries’ assets and their interest therein and for the internal use thereof by the Investor or its Affiliates, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that the Investor must notify the Company promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Investor or its Affiliates (provided, that the Investor shall be responsible for assuring such partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof, except to the extent any such Person who is not a partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Company to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.3), or to Persons to which the Investor’s holdings of capital stock of the Company is proposed to be Transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality undertakings similar to this Section 3.3, (iii) of information that the Investor also has received from a source independent of the Company and that the Investor reasonably believes such source obtained without breach of any obligation of confidentiality to the Company, (iv) of information obtained prior to the date hereof, (v) that have been or become independently developed by the Investor or its Affiliates or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by the Investor or its representatives), (vii) in connection with any proposed Transfer of all or part of the Investor’s holdings of capital stock of the Company or the proposed sale of all or substantially all of the Investor or its direct or indirect parent, to (A) advisers or representatives of the Investor, (B) its direct or indirect parent or (C) Persons to which such interests may be Transferred, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.3 or (viii) to the extent the Company shall have consented to such disclosure in writing. The term “Confidential Information” shall include any information pertaining to the Company’s or any of its Subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Company’s (or any of its Subsidiaries’) ownership and operation of their respective assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding the foregoing, the Investor and its Affiliates may make disclosures to their respective direct and indirect limited partners and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of the Investor. The Investor acknowledges that Confidential Information furnished to it pursuant to this Agreement may include material nonpublic information concerning the Company and its related parties or their respective securities and hereby confirms that it is familiar with the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE IV

GENERAL PROVISIONS

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the Investor is no longer entitled to designate a Director pursuant to Section 2.1(a) hereof and (ii) the delivery of a written notice by the Investor to the Company requesting that this Agreement terminate.

4.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either delivered by email, personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)	If to the Company, to:

Kodiak Gas Services, Inc.

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

Attention:

Robert M. McKee, Chief Executive Officer

Kelly M. Battle, Executive Vice President, Chief Legal Officer, Chief

Compliance Officer and Corporate Secretary

Email:

mickey@kodiakgas.com

kelly.battle@kodiakgas.com

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C., Jennifer Wu, P.C. and Atma Kabad

Email: matt.pacey@kirkland.com; jennifer.wu@kirkland.com; and

atma.kabad@kirkland.com

(b)	If to the Investor, to:

Frontier TopCo Partnership, L.P.

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention: Teresa Mattamouros

Email: teresa.mattamouros@eqtpartners.com

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C., Jennifer Wu, P.C. and Atma Kabad

Email: matt.pacey@kirkland.com; jennifer.wu@kirkland.com; and

atma.kabad@kirkland.com

4.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Investor and the Company. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Investor being deprived of the rights contemplated by this Agreement.

4.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and Permitted Assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, the Investor may assign this Agreement, in whole or in part, to any of its Permitted Assigns.

4.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

4.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2 hereof. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.14 Effectiveness. This Agreement shall become effective upon the Closing Date.

4.15 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee

Name:	Robert M. McKee
Title:	Chief Executive Officer

Signature Page to Kodiak Gas Services, Inc. Stockholders’ Agreement

FRONTIER TOPCO PARTNERSHIP, L.P.

By: Frontier Topco GP, LLC, its general partner

By:	/s/ Joseph Turley

Name:	Joseph Turley
Title:	Officer

Signature Page to Kodiak Gas Services, Inc. Stockholders’ Agreement